Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Cree, Inc. 2004 Long-Term Incentive Compensation Plan (as amended) of our reports dated August 18, 2008, with respect to the consolidated financial statements of Cree, Inc. included in its Annual Report (Form 10-K) for the year ended June 29, 2008, and the effectiveness of internal control over financial reporting of Cree, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina
January 26, 2009